Exhibit 99.1

PACCAR Inc Public Affairs Department P.O. Box 1518 Bellevue, WA 98009
Contact:	Robin Easton
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces Third Quarter Revenues and Earnings

Capital Investments Improve Efficiency

October 21, 2008, Bellevue, Washington – PACCAR reported good earnings and revenues for the third quarter and first nine months of 2008.  “There are over 1.5 million PACCAR commercial vehicles in service worldwide, the largest population in our history,” said Mark C. Pigott, chairman and chief executive officer.  “These vehicles generate steady aftermarket revenues and many of them also contribute financial services income, which partially offset reduced truck build rates worldwide.  In these turbulent times, PACCAR is experiencing lower truck demand in Europe, Mexico and Australia, and continued softness in the U.S. and Canada, which will reduce financial results in the fourth quarter of 2008 and into 2009.”  Pigott added, “As in previous cyclical downturns, the company is rigorously aligning operating costs with market conditions while selectively investing in capital projects and new products that will generate excellent customer benefits.  PACCAR’s products, manufacturing facilities and distribution centers are the best in our 103-year history and position the company strongly when the industry returns to a normal vehicle replacement cycle.  I am very proud of our 20,000 employees delivering third quarter profits comparable to the same period last year.”

PACCAR earned $299.0 million ($0.82 per diluted share) for the third quarter of 2008 compared to $302.3 million ($0.81 per diluted share) earned in the third quarter last year.  Third quarter net sales and financial services revenues were $4.00 billion.  Net sales and financial services revenues for the first nine months of 2008 were $12.06 billion.  PACCAR reported nine-month net income of $904.8 million ($2.47 per diluted share), compared to $966.2 million ($2.58 per diluted share) in 2007.  “PACCAR’s financial strength, global diversification, high-quality products and strong distribution network are critical elements that contribute to its profitable results, especially in an uneven economy,” said Mike Tembreull, PACCAR vice chairman.

Global Truck Markets

DAF’s premium vehicles are the quality and resale value leaders in Europe.  “Industry truck sales in Western and Central Europe above 15 tonnes are expected to be comparable this year to the 340,000 units sold in 2007,” shared Aad Goudriaan, DAF Trucks president.  “After robust growth for a number of years, the European economy and truck markets are now slowing.  As a result of the recent slowdown in customer demand, DAF will reduce its build rate during October and anticipates the 2009 commercial vehicle market will reflect the slower economy.  European industry truck sales in 2009 are difficult to predict due to economic uncertainty, but they could be at a level of 260,000-300,000 units.”

“Declining housing starts and auto production have impacted U.S. and Canadian Class 8 truck sales throughout 2008,” said Dan Sobic, PACCAR executive vice president.  “Industry retail sales are expected to be approximately 150,000 vehicles this year.  Industry retail sales are projected to improve slightly in the second half of 2009 and are expected to be in the range of 170,000-210,000 as fleets replace vehicles after several years of lower purchases.  Several of our major customers are reporting increased third quarter income due to good freight traffic and lower fuel prices.”  Sobic noted, “Kenworth and Peterbilt continue to achieve a strong share of industry sales due to their superior quality, reliability and industry-leading resale value.”

Export Sales

PACCAR International delivers Kenworth, Peterbilt and DAF vehicles to customers in over 100 countries.  “Despite the current global economic environment, PACCAR is experiencing good demand from Latin America and Middle East customers, particularly for Kenworth off-highway and oil well servicing vehicles,” said Claire Hargrave, PACCAR International general manager.

Quarterly Dividend

The PACCAR Board of Directors approved a fourth quarter regular quarterly cash dividend in the amount of $.18 (eighteen cents), payable on December 5, 2008, for shareholders of record on November 18, 2008.  Over the last five years PACCAR has increased its regular quarterly dividend by an average of 23 percent per year and has paid a dividend every year since 1941.  PACCAR purchased $29.8 million of its shares in the third quarter.

Financial Highlights – Third Quarter 2008

Highlights of PACCAR’s financial results during the third quarter of 2008 include:

•                  Consolidated sales and revenues of $4.00 billion.

•                  Net income of $299.0 million.

•                  After-tax return on revenues of 7.5 percent.

•                  Truck and other gross margin of 15.4 percent.

•                  Shareholders’ equity of $5.34 billion.

Financial Highlights – Nine Months 2008

Financial highlights for the first nine months of 2008 include:

•                  Consolidated sales and revenues of $12.06 billion.

•                  Net income of $904.8 million.

•                  Cash provided by operations of $1.01 billion.

•                  Financial Services pretax income of $171.5 million on assets of $10.7 billion.

•                  An annualized after-tax return on beginning equity of 24.1 percent.

•                  Record capital investments of $352.3 million.

•                  Record research and development of $261.7 million.

•                  Truck and Other gross margin of 15.3 percent.

Capital Investment Program Update

Construction of PACCAR’s new engine production facility in Columbus, Mississippi, continues on schedule.  The technologically advanced and environmentally friendly facility will incorporate leading-edge manufacturing and diagnostic processes.  “This industry-leading engine facility is progressing well and is scheduled to be completed in late 2009,” said Jim Cardillo, PACCAR president.  PACCAR’s premium 12.9-liter and 9.2-liter diesel engines scheduled to be manufactured in Columbus will utilize selective catalytic reduction (SCR) technology to meet the oxides-of-nitrogen (NOx) requirements of the 2010 EPA diesel engine emissions regulations.  Cardillo added, “Field trials of the PACCAR engine in Kenworth and Peterbilt fleets are achieving excellent results.”

PACCAR engine facility, Columbus, Mississippi, currently under construction.

PACCAR’s new state-of-the-art Parts Distribution Center (PDC) near Budapest, Hungary, was opened.  The 260,000-square-foot facility is strategically located to provide daily aftermarket parts support to the growing network of DAF dealers and customers in Central and Eastern Europe.  “PACCAR Parts now operates 13 PDCs throughout the world, providing daily delivery of aftermarket parts to PACCAR’s dealers and customers,” said Rick Gorman, PACCAR Parts general manager and PACCAR vice president.

PACCAR has also invested nearly $60 million to install state-of-the-art robotic cab paint facilities at its Kenworth plant in Chillicothe, Ohio, and its Peterbilt plant in Denton, Texas.  These investments have enhanced product quality and increased productivity.

Financial Services Companies Achieve Good Results in Difficult Markets

PACCAR Financial Services (PFS) has a portfolio of 169,000 trucks and trailers, with total assets of $10.7 billion.  PACCAR Leasing, a major full-service truck leasing company in North America with a fleet of over 32,000 vehicles, is included in this segment.

Third quarter pretax income was $45.5 million compared to the $73.4 million earned in the third quarter last year.  Third quarter revenues rose to $322.8 million compared to $313.2 million in the same quarter of 2007.  For the nine-month period, revenues increased to $970.7 million from $864 million during the same period a year ago and pretax income was $171.5 million compared with $207.9 million in 2007.  Profit was reduced due to an increase in the provision for credit losses due to higher truck repossessions in the U.S. and Canada.  The provision for credit losses in the third quarter of 2008 was $34.2 million versus $24.4 million in the second quarter of 2008.

“PACCAR Financial Services profitably supports the sale of PACCAR trucks in 19 countries on three continents with a comprehensive portfolio of finance, lease and insurance products,” said Ron Armstrong, senior vice president.  “PACCAR’s strong balance sheet, complemented by its AA- credit rating, enables PFS to offer competitive retail financing to Kenworth, Peterbilt and DAF dealers and customers.  Good margins and credit quality, as well as thorough portfolio management, are providing solid earnings.”  Armstrong added, “Some North American trucking companies are being impacted by the difficult credit markets, fuel pricing and the slower economy.  European truck customers are also beginning to experience a slowing European economy.”

Industry Awards

Kenworth Truck Company achieved the highest ranking in customer satisfaction among Class 8 truck owners in the Over the Road and Vocational Segments, according to the recently released J.D. Power and Associates 2008 Heavy Duty Truck Customer Satisfaction StudySM*.  “Kenworth swept the product quality awards in 2008, the same as in 2007,” said Bob Christensen, PACCAR senior vice president.  “This recognition is wonderful for our customers.  Kenworth has an outstanding record of delivering industry-leading customer satisfaction in performance, quality and low cost of ownership.”  Since 1993, PACCAR has earned 26 J.D.  Power awards with the closest competitor earning nine.

DAF Trucks won the “Fleet Truck of the Year” award for its CF85 model for the eighth time at the recent Motor Transport Awards in London.  The award was organized by the leading British magazine Motor Transport, and the judging panel comprised twenty-five prominent United Kingdom based fleet operators.

At the third annual Global Six Sigma Awards, PACCAR was honored by receiving the “Six Sigma and Business Improvement CEO of the Year” award and Kenworth earned the manufacturing process award.  “PACCAR introduced Six Sigma in 1997 and has trained over 11,000 employees who have delivered manufacturing efficiency gains of 5-7 percent per year, realizing a cumulative benefit of $1.5 billion,” commented Helene Mawyer, PACCAR vice president.

Educational Leadership

“PACCAR has over 20,000 employees worldwide and is committed to supporting leading educational institutions in the communities in which our employees reside,” said Mark C.  Pigott, chairman and chief executive officer.  “For over 100 years, PACCAR has supported educational excellence through donations to universities, independent college funds and various scholarship programs – always focused on the betterment of students and society.”

Recent beneficiaries of PACCAR’s educational and supporting programs include:

•	Eindhoven Technical University, Holland	•	CETYS University, Mexico
•	University of Washington	•	East Mississippi Community College
•	Trinity College, Ireland	•	Employee Matching Education Program
•	Stanford University	•	Numerous Scholarship Programs
•	Gonzaga University	•	State and Independent College Funds
•	Seattle University	•	Engineering Minorities Fund
•	Mississippi State University	•	Public and Private High Schools
•	University of North Texas	•	Page Ahead’s Children’s Literacy Campaign

PACCAR Hall at the University of Washington is scheduled to open in 2010.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates.  It also provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss third quarter earnings on October 21, 2008, at 9:00 a.m.  Pacific time.  Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.  The Webcast will be available on a recorded basis through October 31, 2008.  PACCAR shares are listed on the NASDAQ Global Select Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

*            J.D.  Power and Associates 2008 Heavy Duty Truck Studysm.  Study was based on 2,692 responses from principal maintainers of heavy-duty trucks.  For more information please go to www.jdpower.com.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007

Truck and Other:
Net sales and revenues	$3,682.1	$3,448.5	$11,085.1	$10,598.4
Cost of sales and revenues	3,113.5	2,930.6	9,395.0	8,978.4
Research and development	88.1	67.8	261.7	163.4
Selling, general and administrative	119.3	122.6	372.9	363.0
Interest and other (income) expense, net	.3	(.1)	(1.7)	(21.6)

Truck and Other Income Before Income Taxes	360.9	327.6	1,057.2	1,115.2

Financial Services:
Revenues	322.8	313.2	970.7	864.0
Interest and other	215.2	201.4	636.2	548.1
Selling, general and administrative	27.9	29.0	87.0	81.9
Provision for losses on receivables	34.2	9.4	76.0	26.1

Financial Services Income Before Income Taxes	45.5	73.4	171.5	207.9

Investment income	22.2	24.1	69.5	69.8

Total Income Before Income Taxes	428.6	425.1	1,298.2	1,392.9

Income taxes	129.6	122.8	393.4	426.7

Net Income	$299.0	$302.3	$904.8	$966.2

Net Income Per Share:

Basic	$.82	$.82	$2.48	$2.60

Diluted	$.82	$.81	$2.47	$2.58

Weighted Average Shares Outstanding:

Basic	363.0	370.4	364.6	372.1

Diluted	364.8	372.6	366.6	374.3

Dividends declared per share	$.18	$.18	$.54	$.48

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	September 30	December 31
	2008	2007
ASSETS

Truck and Other:
Cash and marketable debt securities	$1,897.5	$2,515.0

Trade and other receivables, net	791.1	570.0

Inventories	938.1	628.3

Property, plant and equipment, net	1,780.3	1,642.6

Equipment on operating leases and other	1,111.0	1,162.0

Financial Services Assets	10,713.8	10,710.3

	$17,231.8	$17,228.2

LIABILITIES AND STOCKHOLDERS’ EQUITY

Truck and Other:
Accounts payable, deferred revenues and other	$3,446.7	$3,134.1

Dividend payable		367.1

Long-term debt	22.1	23.6

Financial Services Liabilities	8,423.7	8,690.3

STOCKHOLDERS’ EQUITY	5,339.3	5,013.1

	$17,231.8	$17,228.2

Common Shares Outstanding	363.1	367.1

GEOGRAPHIC REVENUE DATA

	Three Months Ended September 30		Nine Months Ended September 30
	2008	2007	2008	2007
United States	$1,159.1	$1,151.6	$3,687.9	$4,346.1
Europe	2,000.5	1,613.9	5,771.1	4,489.1
Other	845.3	996.2	2,596.8	2,627.2
	$4,004.9	$3,761.7	$12,055.8	$11,462.4

PACCAR Inc

CONDENSED CASH FLOW STATEMENT

(in millions)

Nine Months Ended September 30	2008	2007

OPERATING ACTIVITIES:
Net income	$904.8	$966.2
Depreciation and amortization:
Property, plant and equipment	169.9	142.2
Equipment on operating leases and other	364.7	235.7
Gain on sale of property		(21.7)
Net change in wholesale receivables on new trucks	(431.1)	(34.2)
Net change in sales-type finance leases and dealer direct loans on new trucks	61.5	48.5
All other operating activities	(57.9)	122.5

Net Cash Provided by Operating Activities	1,011.9	1,459.2

INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(352.3)	(218.1)
Acquisition of equipment for operating leases	(789.5)	(556.6)
Net change in financial services receivables	206.8	(309.0)
Net change in marketable securities	209.6	9.5
All other investing activities	126.0	110.9

Net Cash Used in Investing Activities	(599.4)	(963.3)

FINANCING ACTIVITIES:
Cash dividends paid	(563.9)	(670.4)
Purchase of treasury stock	(230.5)	(298.8)
Stock compensation transactions	11.2	30.1
Net change in financial services debt	(55.1)	109.7

Net Cash Used in Financing Activities	(838.3)	(829.4)
Effect of exchange rate changes on cash	(36.6)	79.6

Net Decrease in Cash and Cash Equivalents	(462.4)	(253.9)
Cash and cash equivalents at beginning of period	1,858.1	1,852.5

Cash and cash equivalents at end of period	$1,395.7	$1,598.6